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                                                                    EXHIBIT 12.1


      STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                    (In thousands, except ratios)

                                           SIX MONTHS ENDED MAY 31,                      YEARS ENDED NOVEMBER 30,
                                           -----------------------   --------------------------------------------------------------
                                              2004         2003         2003         2002         2001         2000         1999
                                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
Earnings
  Pretax Income .........................  $  263,214   $  200,313   $  553,464   $  469,250   $  324,517   $  297,660   $  226,869
  Less undistributed income of
    unconsolidated joint ventures .......       3,099          353        1,590        3,677        2,958          496          712
                                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Pretax income as adjusted .............     266,313      200,666      555,054      472,927      327,475      298,156      227,581
  Add:
    Interest incurred ...................      66,276       64,600      124,790      110,994      119,421      110,924       90,137
    Distributions on mandatorily
      redeemable preferred securities ...          --           --           --           --       11,385       15,180       15,180
    Portion of rent expense considered
      to be interest ....................       7,657        6,173       13,297       11,277       12,252       11,831       10,297
    Amortization of previously
      capitalized interest ..............      34,500       30,214       69,399       68,808       64,025       40,679       44,258
  Deduct:
    Interest capitalized ................     (53,474)     (45,136)     (95,044)     (68,370)     (61,974)     (62,722)     (49,701)
                                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                           $  321,272   $  256,517   $  667,496   $  595,636   $  472,584   $  414,048   $  337,752
                                           ==========   ==========   ==========   ==========   ==========   ==========   ==========
  Fixed Charges:
    Interest incurred ...................  $   66,276   $   64,600   $  124,790   $  110,994   $  119,421   $  110,924   $   90,137
    Distributions on mandatorily
      redeemable preferred securities ...          --           --           --           --       11,385       15,180       15,180
    Portion of rent expense considered
      to be interest ....................       7,657        6,173       13,297       11,277       12,252       11,831       10,297
                                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                           $   73,933   $   70,773   $  138,087   $  122,271   $  143,058   $  137,935   $  115,614
                                           ==========   ==========   ==========   ==========   ==========   ==========   ==========
Ratio of earnings to fixed charges ......        4.35x        3.62x        4.83x        4.87x        3.30x        3.00x        2.92x
                                           ==========   ==========   ==========   ==========   ==========   ==========   ==========

   We compute earnings by adding fixed charges (except capitalized interest) and amortization of previously capitalized interest to pretax earnings (excluding undistributed earnings of unconsolidated joint ventures). We compute fixed charges by adding interest expense and capitalized interest and the portion of rental expense we consider to be interest. Beginning July 7, 1998, our fixed charges have also included distributions on mandatorily redeemable preferred securities. On August 16, 2001, all of the mandatorily redeemable preferred securities were retired. No preferred stock was outstanding during any of the periods presented in the above table.

   In computing the ratios appearing above, we exclude from our interest expense interest incurred by our wholly owned limited purpose financing subsidiaries on their outstanding collateralized mortgage obligations. If we included interest on those collateralized mortgage obligations, the ratio of earnings to fixed charges for the six months ended May 31, 2004 and May 31, 2003 and the years ended November 30, 2003, 2002, 2001, 2000 and 1999 would have been 4.34x,
3.60x, 4.81x, 4.82x, 3.27x, 2.96x and 2.84x, respectively.

   The amount of earnings we used in the calculation of the ratio of earnings to fixed charges for the year ended November 30, 1999 reflects an $18.2 million pretax secondary market trading loss we recorded in the third quarter of fiscal 1999. If we excluded the secondary market trading loss, the ratio of earnings to fixed charges would have been 3.08x for the year ended November 30, 1999. If we excluded the secondary market trading loss but included interest on the collateralized mortgage obligations of our limited purpose financing subsidiaries, the ratio of earnings to fixed charges would have been 2.99x for the year ended November 30, 1999.

   The amount of earnings used in the calculation of the ratio of earnings to fixed charges for the year ended November 30, 2000 includes a $39.6 million gain on the issuance in France of common stock by Kaufman & Broad S.A., a majority owned subsidiary, recorded in the first quarter of fiscal 2000. We sometimes refer to this stock issuance as the "French IPO". If the French IPO gain were excluded, the ratio of earnings to fixed charges would have been 2.71x for the year ended November 30, 2000. If we excluded the French IPO gain but included interest on the collateralized mortgage obligations of our limited purpose financing subsidiaries, the ratio of earnings to fixed charges would have been 2.68x for the year ended November 30, 2000.